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                                                                  Exhibit 10.49



                                DATED 27 MAY 2000
                                -----------------

                                  (1) EMESS PLC

                                       and

                                   (2) SLI INC

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                                    AGREEMENT
                                   Relating to
              The sale and purchase of (i) the entire share capital
                 of Brilliant Holdings GmbH and (ii) the Marlin
                      Business and Emess Lighting Business

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                              ASHURST MORRIS CRISP
                                 Broadwalk House
                                 5 Appold Street
                                 London EC2A 2HA

                               Tel: 020-7638 1111
                               Fax: 020-7972 7990

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THIS AGREEMENT is made on                                                   2000

BETWEEN:

(1) EMESS PLC a company registered in England and Wales with number 00164213 whose registered office is at Ariel House, 74A Charlotte Street, London W1P 1LR (the "VENDOR"); and

(2) SLI INC a company incorporated in the State of Oklahoma, whose principal place of business is at 500 Chapman Street, Canton, Massachusetts, USA (the "PURCHASER" which shall include its permitted successors and assigns).

WHEREAS

The Vendor has agreed to sell, or procure the sale of, and the Purchaser has agreed to purchase, or procure the purchase of (i) the Shares and (ii) the Marlin Business and the Emess Lighting Business (both to be effected by way of sale as a going concern).

IT IS HEREBY AGREED:

1.       DEFINITIONS AND INTERPRETATION
1.1      In this Agreement:

                  "ACCOUNTS" means the Business Accounts and the Brilliant Accounts.

                  "ACTIVITIES" means any activity, operation or process, act or omission carried out or made by any Asset Vendor in relation to the Businesses or any member of the Brilliant (AG Excluded Group) Group

                  "AFFILIATED COMPANY" means a company which is a subsidiary of the party concerned or which is a holding company of such party or a subsidiary of such holding company.

                  "AG GROUP" means Brilliant AG and any subsidiary or subsidiary undertaking of Brilliant AG.

                  "APPORTIONMENT SCHEDULE" means the schedule setting out the apportionment of the Consideration payable by the Purchaser to the Vendor under this Agreement, to be agreed between the Vendor and Purchaser on or before 23 June 2000 and drawn up in compliance with clause 4.4.

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                  "ASSET VENDOR" means the Vendor in relation to the Marlin
                  Business and Emess Lighting Inc in relation to the Emess Lighting Business.

                  "ASSETS" means the Business Assets and the Brilliant Assets.

                  "ASSUMPTION OF LIABILITY AGREEMENT" means the agreement to be entered into by the Purchaser or its nominee(s) at Completion in order to assume certain liabilities associated with the Emess Lighting Business in such form as may be agreed between the Vendor and the Purchaser.

                  "AUSTCO" means Brilliant Lighting (Aust) Pty Ltd ACN 006 203 694.

                  "BRILLIANT ACCOUNTS" means the audited consolidated profit and loss account and cash flow statement of Brilliant Holding for the accounting period ended on, and the consolidated audited balance sheet of Brilliant Holding as at, the Latest Accounting Date in the agreed form.

                  "BRILLIANT AG" means Brilliant AG a company incorporated in Germany, whose principal place of business is at Brilliantstrasse 1, D-27442 Gnarrenburg, Germany details of which are set out at Part 2 of Schedule 4.

                  "BRILLIANT (AG GROUP EXCLUDED) ASSETS" means the Brilliant Assets other than the property rights and assets relating to any member of the AG Group.

                  "BRILLIANT (AG GROUP EXCLUDED) BUSINESS" means the Brilliant Business other than the businesses carried on by any member of the AG Group.

                  "BRILLIANT (AG GROUP EXCLUDED) GROUP" means the Brilliant Group other than any member of the AG Group.

                  "BRILLIANT (AG GROUP EXCLUDED) GROUP CONTRACTS" means all contracts, undertakings, arrangements and engagements of any member of the Brilliant (AG Group Excluded) Group whether written or verbal relating to the Brilliant (AG Group Excluded) Business which are wholly or partly unperformed at the date of Completion including, without limitation, supply and distribution agreements, customer and supplier contracts, lease, hire and hire purchase agreements but excluding contracts of employment with the employees, agreements with trade unions or employee representatives in respect of the employees, leases of the properties and

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                  loan agreements (any one of these being a "BRILLIANT (AG GROUP
                  EXCLUDED) GROUP CONTRACT").

                  "BRILLIANT ASSETS" means all the property rights and assets relating to any member of the Brilliant Group.

                  "BRILLIANT BUSINESS" means the businesses carried on by any member of the Brilliant Group.

                  "BRILLIANT GROUP" means Brilliant Holding and each of the Brilliant Subsidiaries.

                  "BRILLIANT HOLDING" means Brilliant Holding GmbH a company incorporated in Germany, whose principal place of business is at Brilliantstrasse 1, D-27442 Gnarrenburg, Germany details of which are set out at Part 1 of Schedule 4.

                  "BRILLIANT INTELLECTUAL PROPERTY RIGHTS" means Intellectual Property and the Brilliant Know-How owned by the Brilliant (AG Group Excluded) Group including without prejudice to that generality the registered Intellectual Property set out in
                  Schedule 2.

                  "BRILLIANT KNOW-HOW" means know-how used in the Brilliant (AG Group Excluded) Business.

                  "BRILLIANT RECEIVABLES" means the aggregate amount as at Completion of all outstanding loans and, borrowings or any other amount in the nature of borrowing owed to any member of the Brilliant Group.

                  "BRILLIANT RECORDS" means all bought and sold ledgers, purchase and sales day books and purchase and sales invoices and other books and records of any member of the Brilliant (AG Group Excluded) Group relating exclusively to the Brilliant (AG Group Excluded) Business.

                  "BRILLIANT SUBSIDIARY" means a subsidiary or subsidiary undertaking of Brilliant Holding as listed in Part 2 of
                  Schedule 4 and "BRILLIANT SUBSIDIARIES" shall be construed accordingly.

                  "BRILLIANT SUBSIDIARY (AG GROUP EXCLUDED) EMPLOYEES" means the employees of any member of The Brilliant Group, other than the employees of the AG Group, as at Completion;

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                  "BRILLIANT SUBSIDIARY EMPLOYEES" means the employees of any member of the Brilliant Group at Completion.

                  "BUSINESSES" means either or both of the Marlin Business and the Emess Lighting Business as the context so requires.

                  "BUSINESS ACCOUNTS" means the audited profit and loss account and cash flow statement of each of the Vendor and Emess Lighting Inc. in the agreed form for the accounting period ended on, and the audited balance sheet of each of the Vendor and Emess Lighting Inc. in the agreed form as at, the Latest Accounting Date.

                  "BUSINESS ASSETS" means all the property rights and assets relating to the Marlin Business and/or the Emess Lighting Business (as the context so requires) agreed to be sold and purchased as more particularly set out in clause 2.1of this Agreement;

                  "BUSINESS DAY" means a day (other than a Saturday or Sunday) on which clearing banks are open for business in London.

                  "BUSINESS INTELLECTUAL PROPERTY RIGHTS" means all Intellectual Property and rights in Know-How owned and used exclusively by the Asset Vendor in, or in connection with, the relevant Business at the date of this Agreement including any rights to proceed for the infringement of such Intellectual Property, and without limitation, those registered rights set out in
                  Schedule 2.

                  "BUSINESS RECORDS" means all bought and sold ledgers, purchase and sales day books and purchase and sales invoices and other books and records of the Asset Vendor relating exclusively to the relevant Business as at the date of Completion.

                  "COMPLETION" means completion of the sale and purchase of the Shares and each of the Businesses in accordance with this Agreement.

                  "COMPLETION STATEMENT" means the statement agreed between the Vendor and the Purchaser or determined, in each case, in accordance with clause 6.

                  "COMPULSORY CONTAMINATION PENALTIES" means any fine penalty or order to pay damages imposed by a Regulatory Authority under Environmental Law or any court under Environmental Law to the extent any of the same relates to Pre-Completion Contamination costs, expenses, losses, fines, penalties or damages (including

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                  reasonable legal or other professional fees) incurred in
                  defending or resolving any contamination claim.

                  "COMPULSORY REMEDIATION COSTS" means reasonable costs (including legal and professional fees) incurred in complying with an enforceable order or notice pursuant to a Contamination Claim imposed by a Regulatory Authority under Environmental Law to the extent the same requires the recipient to clean-up, investigate, monitor, or remediate Pre-Completion Contamination.

                  "COMPUTER SYSTEMS" means the computer systems used exclusively by or for the benefit of any of the Operations or computer processors associated and peripheral equipment computer programs including technical and other documentation and data entered into or created for and used by or for the benefit of any of the Operations from time to time.

                  "CONDITIONS" means the conditions contained or referred to in clause 3.1.

                  "CONFIDENTIAL INFORMATION" means all information not at present in the public domain used in or otherwise relating to the Business or the Brilliant Business or customers or financial or other affairs of the Business or the Brilliant Business including, without limitation, information relating to:

                  (a) the marketing of any goods or services including, without limitation, customer names and lists and any other details of customers, sales targets, sales statistics, market share statistics, prices, market research reports and surveys and advertising or other promotional materials; or

                  (b) future projects, business development or planning, commercial relationships and negotiations.

                  "CONTRACTS" means all contracts, undertakings, arrangements and engagements of the Asset Vendor whether written or verbal relating to the relevant Business which are wholly or partly unperformed at the date of Completion including, without limitation, supply and distribution agreements, customer and supplier contracts, lease, hire and hire purchase agreements but excluding contracts of employment with the Emess Employees, Marlin Employees, agreements with trade unions or employee representatives in respect of the Emess Employees or Marlin Employees, leases of the Properties and loan agreements (any one of these being a "CONTRACT").

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                  "CONTAMINATION CLAIM" means any proceeding or claim formerly instituted under Environmental Law by a Regulatory Authority or third party to the extent the same relates to Pre-Completion Contamination.

                  "CRESSWELL LICENCE" means the licence of the "CRESSWELL" name between the Purchaser or its nominee and the Vendor or its nominee in the agreed form.

                  "DISCLOSED DOCUMENTS" means those documents appended to the Disclosure Letter.

                  "DISCLOSURE LETTER" means the letter of today's date from the Vendor to the Purchaser in relation to the Warranties.

                  "EMESS ASSETS" mean the property and assets referred to in clause 2.1 in relation to the Emess Lighting Business.

                  "EMESS EMPLOYEES" means the employees employed in the Emess Lighting Business at the date of this Agreement whose names are included in the Disclosure Documents subject to such amendments before Completion as have been agreed by the Purchaser.

                  "EMESS LIGHTING BUSINESS" means the business of designing, manufacturing, selling, distributing and importing consumer lighting, principally to retailers in the United States of America, under the brand names of "Alsy" and "Cresswell" carried on by Emess Lighting Inc or any member of the Vendor's Group. "EMESS LIGHTING LOYALTY BONUSES" means the loyalty bonuses together with the costs of any related social security obligations to be paid by the Purchaser to certain Emess Employees the amount of which shall be disclosed to the Purchaser by the Vendor five Business Days before Completion.

                  "EMESS LIGHTING INC" means Emess Lighting Inc a company incorporated in Delaware, The United States of America, whose principal place of business is at 1 Early Street, Ellwood City, Pennsylvania 16117, USA details of which are set out in
                  Part 3 of Schedule 4.

                  "EMESS LIGHTING NET ASSETS" means the amount of the net assets as shown in the balance sheet in respect of Emess Lighting Inc constituting part of the Completion Statement.

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                  "EMESS PROPERTY" means the property or properties short
                  particulars of which are set out in schedule 3 and reference to the Emess Property includes reference to the individual properties comprising the Emess Property and any part or parts of individual properties.

                  "EMPLOYEES" means the Emess Employees, the Marlin Employees and the Brilliant Subsidiary Employees.

                  "ENCUMBRANCE" means any mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third party right or interest, any other encumbrance or security interest of any kind, and any other type of preferential arrangement (including, without limitation, title transfer and retention arrangements) having a similar effect.

                  "ENVIRONMENT" means any and all living organisms (including without limitation, man), ecosystems, property and the media of air (including without limitation air in buildings, natural or man-made structures, below or above ground) water, (including, without limitation, groundwater, rivers, canals, streams, lakes, coastal waters and within water drains and sewers) and land.

                  "ENVIRONMENTAL INDEMNITY" means the indemnity at clauses 8.1 to 8.8 of this Agreement.

                  "ENVIRONMENTAL LAW" means all statutes or subordinate legislation, or civil or common law, EU Directives or Regulations, all court orders, ordinances, decrees or regulatory codes of practice, circulars, guidance notes and equivalent controls which are enforceable as at Completion, are applicable in the jurisdiction to which they relate and which have as a purpose or effect

                  (i) the protection or prevention of harm to human health or the Environment; or

                  (ii) the regulation of emissions, discharges or threatened releases or escapes of Hazardous Substances into the Environment; or

                  (iii) the regulation of production, processing, treatment, storage, disposal, transport, packaging of, labelling of or handling of any Hazardous Substances including laws relating to nuisance but not including law pursuant

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                        to the Town and Country Planning Act 1990 or its
                        equivalent in the relevant jurisdiction; or

                  (iv)  the protection of worker health & safety.

                  "EUROPEAN BUSINESSES" means the Marlin Business and the business of designing, manufacturing, selling, distributing and importing commercial light fittings under the name Marlin carried on in Europe by Marlin BV and the business of designing, manufacturing, selling, distributing and importing street lighting carried on in Europe by Eclatec SA.

                  "EXCLUDED ASSETS" means the assets set out in Schedule 1.

                  "FIXED PLANT" means the fixed plant and machinery, and leasehold improvements at the Properties, owned or used by the Target Owners in connection with the Operations at the date of Completion.

                  "FORMER PROPERTIES" means any site(s) formerly owned, occupied or used by any member of the Brilliant (AG Group Excluded) Group prior to Completion, but not including the Properties.

                  "GOODWILL" means the goodwill of the Businesses together with the right for the Purchaser to use the names "Marlin", "Eclatec", "Brilliant", "Alsy" and "Cresswell" (subject to licence) and to represent itself as carrying on the relevant Business in continuation of and in succession to the Asset Vendor or any member of the Vendors Group.

                  "GROUP" means in relation to a company its direct or indirect subsidiaries, holding company and any direct or indirect subsidiary of its holding company.

                  "GROUP INTELLECTUAL PROPERTY RIGHTS" means for the purposes of
                  Schedule 5, the Business Intellectual Property Rights and the Brilliant Intellectual Property Rights.

                  "HAZARDOUS SUBSTANCES" means any natural or artificial substance (whether solid, liquid, gas, noise, ion, vapour, electromagnetic radiation or ionising radiation and whether alone or in combination with any other substance) which is capable of causing harm or to have a deleterious effect on the Environment, or being a nuisance.

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                  "INDEBTEDNESS" means the aggregate amount as at Completion of
                  (i) all outstanding loans or borrowings or any other amount in the nature of borrowings owed by any member of the Brilliant Group; and (ii) all outstanding loans or borrowings or any other amount in the nature of borrowings owed by an Asset Vendor in relation to the Business and the Business Assets other than the Trade Credits.

                  "INTERCOMPANY INDEBTEDNESS" means the aggregate of all sums owing by members of the Target Group to members of the Vendor's Group at Completion and specified in the Indebtedness Schedule other than those in respect of trade creditors arising through normal business transactions.

                  "INDEBTEDNESS SCHEDULE" means the schedule to be prepared by the Vendor and delivered to the Purchaser on or before Completion setting out the amount of the Intercompany Indebtedness and shall include a breakdown of each amount comprising the Intercompany Indebtedness and in respect of each such amount, the relevant member of the Target Group which owes the amount and the relevant member of the Vendor's Group to which it is owed;

                  "INDEMNIFIED PERSON" means each of the Purchaser, Brilliant Holding and the Brilliant Subsidiaries.

                  "INTELLECTUAL PROPERTY" means patents, trade marks, service marks, registered designs, applications for any of the foregoing, rights in trade and business names, domain name registrations, unregistered trade marks, trade dress, logos and corporate names, copyrights, rights in computer software, designs, databases and inventions, and rights of the same or similar effect or nature, in any part of the world.

                  "INTELLECTUAL PROPERTY ASSIGNMENTS" means the assignments of registered Business Intellectual Property in the agreed form;

                  "KNOW-HOW" means all information not at present in the public domain owned by the Asset Vendor and used exclusively by the Asset Vendor in, or in connection with, the Operations held in any form (including, without limitation, that comprised in or derived from drawings, data, formulae, specifications, component lists, instructions, manuals, brochures, catalogues and process descriptions) and relating to:

                  (a) the manufacture or production of goods or the provision of services;

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                  (b)   the selection, procurement, construction, installation
                        or use of any raw material, plant, machinery or other equipment or processes;

                  (c) the supply, storage, assembly or packing of raw materials, components or partly manufactured or finished products;

                  (d)   quality control, testing or certification; or

                  (e) the rectification, repair or service of products, plant, machinery or other equipment.

                  "LATEST ACCOUNTING DATE" means 31 December 1999.

                  "LIBOR" means:

                  (A)   the rate per annum which appears on Telerate Page 3750;
                        or

                  (B) if no such rate appears, the arithmetic mean (round upward to four decimal places) of the offered quotations which appear on the relevant page (if any) on the Reuters Monitor Money Rates Service (or such other service as may replace the Reuter Monitor Money Rates Service for the purpose of displaying London interbank offered rates of leading banks); or

                  (C) if no such rate appears on the Telerate Screen and one only or no such offered quotation appears on the relevant page of the Reuters Screen or there is no relevant page on the Reuters Screen the arithmetic mean (rounded upward to four decimal places) of the rates, as supplied to the Agent at its request, quoted by the reference Banks to leading banks in the London interbank market, at or about 11.00 am two Business Days before the first day of the relevant interest period for the offering of deposits in Sterling for a period comparable to the relevant interest period.

                  For the purpose of this definition "TELERATE PAGE 3750" means the display designated as "PAGE 3750" on the Telerate Service (or such other page as may replace Page 3750 that service) or such other service as may be nominated by the British Bankers' Association Interest Settlement Rates for deposits in the currency concerned.

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                  "MACHINERY" means the loose plant, machinery, tools, moulds, dies, equipment and other like articles owned or used by the Asset Vendor in connection with the relevant Business at the date of Completion.

                  "MANAGEMENT ACCOUNTS" means the unaudited consolidated profit and loss account of the Asset Vendor and the consolidated unaudited profit and loss amount of Brilliant Holding accounting period ended on, and the unaudited consolidated balance sheet of the Asset Vendor and each member of the Brilliant Group, in the agreed form as at 25 February 2000;

                  "MARLIN ASSETS" means the property and assets referred to in clause 2.1 in relation to the Marlin Business.

                  "MARLIN BUSINESS" means the businesses of designing, manufacturing, selling, distributing and importing of commercial light fittings carried on by the Asset Vendor or any member of the Vendor's Group under the name Marlin;

                  "MARLIN EMPLOYEES" means the employees ordinarily employed in the Marlin Business as at the date of this Agreement whose names are included in the Disclosed Documents subject to such amendments before Completion as have been agreed by the Purchaser.

                  "MARLIN NET ASSETS" means the amount of the net assets as shown in respect of the Marlin Business constituting part of the Completion Statement.

                  "MARLIN PROPERTY" means the property or properties short particulars of which are set out in Section 1 of Part A of
                  Schedule 3 and a reference to the Marlin Property includes a reference to the individual properties comprising the Marlin Property and any part or parts of individual properties;

                  "MOTOR VEHICLES" means the motor vehicles owned or used by the Asset Vendor in connection with the relevant Business at the date of this Agreement subject to such amendments up to date of Completion as have been agreed by the Purchaser;

                  "NOTARIAL DEED" means the deed notarising the agreement of the Brilliant Shares to be delivered at Completion.

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                  "OFFICE EQUIPMENT" means the office equipment and furnishings and other like articles owned or used by the Asset Vendor in connection with the relevant Business at the date of Completion.

                  "OPERATIONS" means the Businesses and the Brilliant (AG Group Excluded) Business.

                  "PRE-COMPLETION CONTAMINATION" means Hazardous Substances which are present prior to Completion at in on or under the Properties or Former Properties or the migration of such Hazardous Substances therefrom, whether before or after Completion.

                  "PRE-SALE REORGANISATION" means the following steps to be taken by the Vendor's Group prior to Completion:-

                  (a) The sale by Brilliant Holding of the entire issue share capital of First Square Management Limited to Emess Plc for consideration of (pound)6,000;

                  (b) The sale by Brilliant Holding of the entire issue share capital of EITS (Hong Kong) Limited to Emess Plc for consideration of Dm110,000;

                  (c) The sale by Ecletec SA of the entire issue share capital of Emess SCI for consideration of FF9,990;

                  (d) If required, the transfer by Emess Group Trading Limited of the Marlin business as a going concern to Emess Plc;

                  (e) If required, intra-group transfer of shares in Brilliant Holding to Emess Europe Limited, Emess Overseas Limited and Emess Plc.

                  "PROPERTIES" means the property or properties short particulars of which are set out in Part A of Schedule 3 and a reference to the Emess Property or Marlin Property includes a reference to the individual properties comprising the Emess Property or the Marlin Property respectively and any part or parts of individual properties.

                  "PURCHASER'S ACCOUNTANTS" means Ernst & Young of Apex Plaza, Reading RG1 1YE.

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                  "PURCHASER'S GROUP" means the Purchaser and any subsidiary or associated companies from time to time of the Purchaser (and shall include each member of the Brilliant Group with effect from the date of Completion and any reference to "MEMBER OF THE PURCHASER'S GROUP" shall be construed accordingly.

                  "PURCHASER'S SOLICITORS" means DLA of 3 Noble Street, London EC2V 7EE.

                  "REGULATORY AUTHORITY" means any legal person or body of persons (including any government department or government agency or court or tribunal) having jurisdiction to determine any matter arising under Environmental Laws and/or relating to the Environment.

                  "SHARES" means 50,000 fully-paid ordinary shares of 500 DM each of Brilliant Holding comprising the whole of the issued share capital of Brilliant Holding.

                  "STOCKS" means the stock of raw materials, partly finished and finished goods acquired or produced exclusively in the course of the relevant Business as at the date of Completion.

                  "TAXATION" OR "TAX" means as defined in part 1 of Schedule 10.

                  "TARGET GROUP" means the Brilliant Group, the Marlin Business and the Emess Lighting Business.

                  "TARGET OWNERS" means the Asset Vendor and the Brilliant (AG Group Excluded) Group.

                  "TAXES ACT" means Income and Corporation Taxes Act 1988;

                  "TRADE CREDITS" means the amounts due from the Asset Vendor in connection with the Marlin Business and the Emess Lighting Business at the date of Completion in respect of trade creditors arising through normal business transactions (whether or not yet payable).

                  "TRADE DEBTS" means the amounts due to the Asset Vendor in connection with the Marlin Business and the Emess Lighting Business at the date of Completion in respect of trade debtor accounts arising through normal business transactions (whether or not yet payable).

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

                  "TRANSFER REGULATIONS" means the Transfer of Undertakings (Protection of Employment) Regulations 1981 (as amended), the Acquired Rights Directive, and national legislation implementing the Acquired Rights Directive in other EU member states (other than the United Kingdom) and EEA territories.

                  "TWICKENHAM PROPERTY" means the property more particularly described in the part 1 of Schedule 3.

                  "UK PROPERTIES" means such of the Properties as are located in the United Kingdom.

                  "VATA" means Value Added Tax Act 1994.

                  "VENDOR'S ACCOUNTANTS" means BDO Stoy Hayward of 8 Baker Street, London W1M 1DA.

                  "VENDOR'S GROUP" means the Vendor and any subsidiary or associated companies from time to time of the Vendor but excluding any member of the Brilliant Group with effect from the date of Completion and any reference to "MEMBER OF THE VENDOR'S GROUP" shall be construed accordingly.

                  "VENDOR'S SOLICITORS" means Ashurst Morris Crisp of Broadwalk House, 5 Appold Street, London EC2A 2HA.

                  "VOLUNTARY REMEDIATION COSTS" means reasonable costs (including reasonable legal and profession fees) incurred in:

                  (i) undertaking the minimum works necessary to clean up, investigate, monitor or remediate in relation to Pre-Completion Contamination which are required in order to avoid the incurring of Compulsory Remediation Costs or Compulsory Contamination Penalties (the "Minimum Works") PROVIDED that where there is any failure of the Vendor and Purchaser to agree what constitutes such works the determination of an independent environmental consultant jointly appointed by the Vendor and Purchaser as to what constitutes "Minimum Works" shall be binding; and

                  (ii) defending or resolving any Contamination Claim to the extent the same relates to Pre-Completion Contamination; and

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                  (iii) any losses suffered or incurred as a result of the
                        necessary relocation or cessation of Operations due to the carrying out of the Minimum Works but excluding loss of profits.

                  "WARRANTIES" means the warranties contained in Schedule 5.

1.2   In this Agreement, a reference to:

      (a) a "subsidiary" or "holding company" shall be construed in accordance with section 736 of the Companies Act 1985 and a reference to "subsidiary undertaking" shall be construed in accordance with section 258 of the Companies Act 1985;
      (b) "associated companies" shall be construed in accordance with section 416 of the Income and Corporation Taxes Act 1988;
      (c) a document in the "agreed form" is a reference to a document in a form approved and for the purpose of identification initialled by or on behalf of the parties or their solicitors;
      (d)   a statutory provision includes a reference to:
            (i) the statutory provision as modified or re-enacted or both from time to time before the date of this Agreement; and
            (ii) any subordinate legislation made under the statutory provision before the date of this Agreement;
      (e) persons includes a reference to any body corporate, unincorporated association or partnership;
      (f) a person includes a reference to that person's legal personal representatives and successors;
      (g) a clause or Schedule, unless the context otherwise requires, is a reference to a clause of and Schedules to this Agreement;
      (h) an agreement or other document is a reference to that agreement or document as from time to time supplemented or amended.

1.3 If a period of time is specified and dates from a given day or the day of an act or event, such period shall be calculated exclusive of that day.
1.4 The headings in this Agreement shall not affect the interpretation of this Agreement.
1.5 Reference in clause 7 and Schedule 5 to the knowledge, information, belief or awareness of any person shall be deemed to include any knowledge, information, belief or awareness which the person would have at the date hereof if the person had made all usual and reasonable enquiry of:
            (A) in relation to the Warranties Michael Meyer, Nigel Singer and Liz Richardson;
            (B) in relation to the Warranties given with respect to the Marlin Business only, Richard Harrison, Jerome Fester and Peter Denny;
            (C) in relation to the Warranties given with respect to Marlin BV only, Dieter Kuenen and Ernie Tijssen;
            (D) in relation to the Warranties given with respect to the Brilliant (AG Group Excluded) Group only Friederich-Wilhelm Wentrot and Timm Grotheer;
            (E) in relation to the Warranties given with respect to Eclatec SA only Daniel Serra and Sandrine Naumann;

            (F) in relation to the Warranties given with respect to the Emess Lighting Business only, Lee Hudson Charles Klass, Norman Levin and Bill Swindon into the subject matter of that Warranty.

1.6 References to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or things shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term.

2.       SALE AND PURCHASE

2.1 In accordance with and subject to the provisions of this Agreement, the Vendor shall with full title guarantee sell or procure the sale of, and the Purchaser or an Affiliated Company or Affiliated Companies (a "RELEVANT PURCHASER") of the Purchaser nominated by it shall purchase, with effect from Completion (i) the entire legal and beneficial interest in Shares and each accrued benefit and right attaching to the Shares at Completion free of any Encumbrance and together with all dividends declared after the Latest Accounting Date (other than the dividends declared in respect of Brilliant AG on on or about 14 March
         2000); (ii) the Marlin Business as a going concern and the Marlin Assets as at the date of Completion free from all Encumbrances; and
         (iii) the Emess Lighting Business as a going concern and the Emess Assets as at the date of Completion free from all Encumbrances (except, in the case of the Properties, the Subsisting Interests as defined in Part B of Schedule 3 or any encumbrances to which the sale of the Property is subject by Schedule 3) which, in respect of each of the Marlin Business and Emess Lighting Business comprises:

         (a) the benefit of each Contract (subject to the burden attaching to each of them);
         (b)      the Fixed Plant;
         (c)      the Goodwill;
         (d)      the Business Intellectual Property Rights;
         (e)      the Know-How;
         (f)      the Machinery;
         (g)      the Motor Vehicles;
         (h)      the Office Equipment;
         (i)      the Properties;
         (j)      the Stocks;
         (k) the Trade Debts and all cheques, bills, notes and securities for the Trade Debts;
         (l) the benefit of any sum to which the Asset Vendor are entitled either from third parties or insurers in respect of damage or injury to any of the Marlin Assets or the Emess Assets other than any sum expended before Completion in making good the damage or injury;
         (m) all other property and assets of the Asset Vendor used exclusively in connection with the Emess Lighting Business or the Marlin Business (whether in or about the Properties or otherwise), other than the Excluded Assets.

2.2 Nothing in this Agreement shall have the effect of transferring any trade name or other rights in Intellectual Property whatsoever in or including the words or the names "EMESS", "Emess" (save to the extent permitted in clause 16) and "Cresswell" (save to the extent permitted under the Cresswell Licence) in any of their variation. Save provided in clause 16 the Purchaser shall, and shall procure that no member of the Purchaser's Group shall, either alone or jointly with, through or as manager, adviser, consultant or agent for any person, directly or indirectly, use the names of "EMESS" and "Emess" and "Cresswell" (save to the extent permitted under the Creswell Licence) or any other name intended or likely to be confused with any such name (save to the extent permitted under the Cresswell Licence).

2.3 Risk in, title to and possession and use of the Marlin Assets and Emess Assets shall pass to the Purchaser or, as the case may be, to the relevant member of the Purchaser's Group upon and with effect from Completion. The Vendor undertakes to maintain in place until Completion all existing insurance policies or policies relating to the Marlin Business and Emess Lighting Business.

3.       CONDITIONS

3.1      Completion is subject to and conditional upon:

         (a) the due convening of a general meeting of the Vendor and the passing at that meeting of a resolution to approve the transactions to be entered into pursuant to this Agreement;

         (b) the Secretary of State for Trade and Industry confirming in terms reasonably satisfactory to the Purchaser that it is not his intention to refer any of the transactions contemplated hereby or matters arising therefrom to the Competition Commission in exercise of his powers under the Fair Trading Act 1973;

         (c) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or otherwise been terminated;

         (d)      One of the following having taken place:

                  (i) receipt of a notice or a decision from the German Federal Cartel Office ("FCO") that the prohibition requirements of S36(1) of the German Act against Restrictions of Competition ("ARC") are not fulfilled in relation to the transactions contemplated hereby; or
                  (ii) expiry of the one month time limit laid down in S40(1) ARC without the parties having been notified by the FCO that the FCO have entered into an examination of the transactions contemplated hereby; or
                  (iii) expiry of the four months time limit (or any extension thereof) as laid down in S40(2) ARC without the FCO having issued a prohibition order in relation to the transactions contemplated hereby.

3.2 The Vendor shall use its reasonable endeavours to procure the fulfilment of the Condition set out in clause (a) and assist in the fulfilment of Conditions (b) to (d) (inclusive) as soon as possible and in any event before 30 June 2000.
3.3 The Purchaser shall use its reasonable endeavours to procure the fulfilment of Conditions set out in clause(s) (b) to (d)(inclusive) as soon as possible and in any event before 30 June 2000.
3.4 If at any time the Vendor or the Purchaser becomes aware of any circumstances that may give rise to non-fulfilment of any of the Conditions, that party shall immediately give to the other party written particulars of those circumstances and the Vendor and the Purchaser shall co-operate fully with a view to procuring fulfilment of the relevant Condition(s) in a prompt manner.
3.5 The Purchaser may at any time waive in writing any of the Conditions set out in clause(s) (b) to (d) (inclusive) and such waiver may be made subject to such terms and conditions as are determined by the Purchaser (acting reasonably).

3.6 If the Conditions (which have not previously been waived pursuant to clause 3.5) have not been fulfilled on or before 12 noon on the date set for Completion in clause 5.1 then on that date the Purchaser may at its option by notice in writing to the Vendor elect to postpone the date for Completion to a date to be agreed with the Vendor but falling not more than 20 Business Days after the date set for Completion in clause 5.1;
3.7 If the Purchaser elects to postpone the date for Completion in accordance with clause 3.6 then the provisions of this Agreement shall apply as if the date set for Completion in clause 5.1 were the date to which Completion is so postponed.
3.8 In the event that the Conditions have not been fulfilled or waived or postponed in accordance with this clause 3 by 30 June 2000 (or as may be agreed between the parties) then all rights and obligations of the parties under this Agreement (other than clauses 3.2 and 3.3 (as the case may be), 15, 17, 18, 21, 23 and 24) shall cease to have effect immediately and no party shall have any liability under the provisions of this Agreement (without prejudice to any provisions necessary for the interpretation of this Agreement or to the rights of any party hereto in respect of antecedent breaches) provided that the exclusivity agreement dated 7 March 2000 between the parties shall remain in full force and effect save where this Agreement has not become unconditional due to the failure by the Purchaser to satisfy or waive the Conditions set out in clauses 3.1.2 to 3.1.4 the Vendor shall have terminated this Agreement in accordance with its terms.

4.       CONSIDERATION
4.1 The Consideration payable by the Purchaser to the Vendor for the Shares and the Marlin Business and the Marlin Assets and Emess Lighting Business and Emess Assets (the "CONSIDERATION") shall be aggregate of:-

         (A) the sum of (pound)81,000,000 less the Emess Lighting Loyalty Bonus and an amount equal to the Intercompany Indebtedness (subject to adjustment as provided in clauses 4.2 and 4.3) and shall be allocated among the Shares, the Marlin Business, the Marlin Assets, the Emess Lighting Business and the Emess Assets as set out in the Apportionment Schedule; and
         (B)      the assumption by the Purchaser of the Trade Credits.

         To the extent that the portion of the Consideration attributable to the Shares, the Marlin Business, the Marlin Assets, the Emess Lighting Business and/or the Emess Assets is adjusted as provided in clauses 4.2 or 4.3, the apportionment specified in the Apportionment Schedule shall, subject to clause 4.4, be adjusted as agreed between the parties and failing agreement on a pro rata basis to reflect the apportionments specified in the Completion Statement.

4.2 If the aggregate of the Marlin Net Assets and the consolidated net assets of the Brilliant Group as shown in the Completion Statement calculated in accordance with clause 6 and Schedule 6 shall be less than US$74,380,000, the Vendor shall repay to the Purchaser the amount of the shortfall. The Consideration shall not be adjusted upwards.
4.3 If the Emess Lighting Net Assets as shown in the Completion Statement calculated in accordance with clause 6 and as set out in Schedule 6:

         (a) exceed US$15,000,000 the Purchaser shall pay or procure the payment to the Vendor the amount of the excess; and

         (b) are less then US$15,000,000 the Vendor shall repay to the Purchaser the amount of the shortfall.

4.4 For the purposes of the Apportionment Schedule, the Vendor and the Purchaser agree that the amount of the Consideration to be allocated to:
                  (A) the Emess Lighting Business and Emess Assets shall be US$9,000,000; and
                  (B) the Business Intellectual Property attributable to the Marlin Business shall be US$5,000,000;

                  and, for the avoidance of doubt, if any or both of the attributed values specified in (a) and/or (b) above (an "ATTRIBUTED VALUE") differ from the value which such Business or Asset or Business Intellectual Property would otherwise have had there been no attribution pursuant to this clause 4.4 (an "ACTUAL VALUE"), the difference between the Attributed Value and the Actual Value shall not be construed as an adjustment to the Consideration payable under this clause 4 but shall instead be allocated to the other Assets or Businesses or the Shares in such manner as agreed by the Vendor and the Purchaser.

4.5 The Purchaser shall pay the Vendor the sum of (pound)81,000,000 less the Emess Loyalty Bonus and an amount equal to the Intercompany Indebtedness on 3 July 2000 (or the date of Completion if later) on account of the Consideration payable in accordance with clause 4.1.
4.6 On 3 July 2000 (or the date of Completion if later) the Purchaser shall procure that each of the relevant members of the Brilliant Group repay to the relevant member of the Vendor's Group the amount of the Intercompany Indebtedness attributable to it in the Indebtedness Schedule.
4.7 The Vendor shall indemnify the Purchaser and each member of the Brilliant Group against all losses, liabilities and costs which the Purchaser or any member of the Brilliant Group may incur arising out of or in connection with any Indebtedness other the Intercompany Indebtedness.
4.8 If a party fails to pay any sum due and payable by it under this Agreement on the due date of payment in accordance with the terms of this Agreement, the party shall pay interest on the sum from the due date until the date upon which the obligation of the party to pay the sum is discharged at the rate of 2 per cent. per annum above LIBOR (whether before or after judgment).
4.9 Any payment to be made under this clause shall be made by banker's draft on the branch of a London clearing bank or by telegraphic transfer to such account as shall be notified by the party due to receive the payment to the other party not later than two Business Days before the date of the payment. Any payment to the Vendor shall be made to the Vendor's Solicitors Client Account at National Westminster Bank Plc, Bishopsgate Business Centre, P.O. Box 34, 15 Bishopsgate, London EC2P 2AP account number 00404241, sort code 50-00-00. Any payment made pursuant to clauses 4.2 and/or 4.3 shall be made in US Dollars and shall be made within 5 Business Days after agreement of determination of the Completion Statement in accordance with clause 6. Any payment made by the Purchaser to the Vendor or the Vendor's Solicitors shall be a good discharge to the Purchaser and each member of the Brilliant Group (and those on whose behalf such payment is made) and neither the Purchaser nor any member of the Brilliant Group (and those on whose behalf such payment is made) shall not be obliged to see to the application between the Vendors and members of the Vendor's Group.

5.       COMPLETION

5.1 Completion shall take place at the offices of the Vendor's Solicitors on 30 June 2000 or such other date in accordance with clause 5.4 or as the parties may agree following satisfaction or waiver of the Conditions.
5.2 At Completion effective control of the Emess Lighting Business and Marlin Business and the Shares shall pass to the Purchaser or as it may nominate and the Vendor shall:

         (a) deliver to the Purchaser evidence in a form reasonably satisfactory to the Purchaser (whether by way of a certificate of the Vendor's Solicitors or otherwise) of satisfaction of the Condition set out in clause (a);
         (b) complete the sale of the Properties in accordance with the provisions of Part B of Schedule 3 (it being acknowledged that completion of the sale of certain Properties may not take place at Completion);
         (c) give possession to the Purchaser or as it may nominate of those Marlin Assets and Emess Assets which are transferable by delivery;
         (d) execute and deliver to the Purchaser or as it may nominate Cresswell Licence and the Intellectual Property Assignment;
         (e) deliver to the Purchaser or as it may nominate a release or certificate of non-crystallisation in the form reasonably satisfactory to the Purchaser in respect of any Encumbrance affecting any of the Marlin Assets and Emess Assets;
         (f) (if requested by the Purchaser in writing prior to the date hereof) deliver to the Purchaser or as it may nominate in a form reasonably acceptable to the Purchaser duly executed assignments or bills of sale or otherwise vest in the Purchaser those Marlin Assets and Emess Assets which are not transferable by delivery including, without limitation the Intellectual Property Assignments;
         (g)      deliver to the Purchaser the Business Records;
         (h) deliver or procure delivery to the Purchaser each item specified in Schedule 9;
         (i) ensure that at Completion the directors of each of Brilliant Holding and the Brilliant Subsidiaries excluding Brilliant AG and its subsidiaries hold such meetings of the shareholders and directors as may be required:
                  (i) vote in favour of the registration of the Purchaser or its nominee(s) as member(s) of that company in respect of the Shares (subject to the production of properly stamped transfers);
                  (ii) change that company's registered office to a place nominated by the Purchaser;
                  (iii) change that company's accounting reference date to a date nominated by the Purchaser;
                  (iv) appoint persons nominated by the Purchaser as directors, secretary and auditors of that company with effect from the end of the meeting; and
                  (v) revoke each existing mandate given by that company for the operation of its bank accounts and pass the resolutions contained in new mandate(s) giving authority to persons nominated by the Purchaser.

         (j) ensure that Marlin B.V. acknowledges the transfer of its shares to the Purchaser and that the transfer of the shares will be recorded in the shareholders register;

         (k) procure that the Management Board of Eclatec SA shall meet to convene a general ordinary shareholders' meeting that will appoint new members of the Supervisory Board;
         (l)      pay or procure the repayment to the relevant member of the
                  Brilliant Group of any Brilliant Receivable; and
         (m)      pay or procure the repayment of the Indebtedness other than the Intercompany Indebtedness.

5.3 At or as soon as practicable after Completion, the parties shall take all reasonable steps including the execution of documents to transfer to the Purchaser all rights of the Vendor or any member of the Vendor's Group in domain names included in the Business Intellectual Property Rights.

5.4      At Completion the Purchaser shall:

         (a) deliver to the Vendor (in a form satisfactory to the Vendor in its absolute discretion) a copy of:
                  (i) an irrevocable instruction to its bank to pay the amount specified in clause 4.5 in accordance with clause 4.9; and
                  (ii) the Purchasers contract(s) to buy pounds sterling in an amount equal to the consideration payable in accordance with clause 4.5; and
                  (iii) the Purchasers banks letter of commitment to pay the full amount of the consideration payable in accordance with clause 4.5,

                  and if the Purchaser fails to provide the documents referred to in this clause (a) or if the documents are not in a form that is satisfactory to the Vendor, the Vendor shall be entitled to postpone the date of Completion to 3 July 2000 in which event all the provisions of this clause 5 shall operate as drafted save that this clause 5.4.1 shall be deemed amended so that the Purchasers' obligations to satisfy the consideration under clause 4.5 and repay the Intercompany Indebtedness under clause 4.6 shall arise at Completion as postponed to 3 July 2000;
         (b) deliver to the Vendor the Cresswell Licence duly executed by the relevant member of the Purchaser's Group;
         (c) deliver to the Vendor the Intellectual Property Assignments duly executed by the relevant member of the Purchaser's Group;
         (d) deliver to the Vendor the Assumption of Liability Agreement, duly executed by the Purchaser or the relevant member of the Purchaser's Group.
5.5 On 3 July 2000 (or the date of Completion if later) the Purchaser shall pay the amounts specified in clauses 4.5 and 4.6 in accordance with its clause 4 or this clause 5 (as appropriate).
5.6 The Vendor and the Purchaser or their duly authorised representatives shall execute a notarial deed in the form of a notary public assigning title to the Shares from the Vendor to the Purchaser or its nominee effective as of the date of Completion, where the same is required by the jurisdiction governing such assignment.
5.7      The Purchaser shall not be obliged to complete this Agreement unless:
         (a) the Vendor complies in all material respects with all its obligations under clause 5; and

         (b) the purchase of all of the Shares and the Marlin Assets and Emess Assets is completed simultaneously (but so that if the Purchaser exercises its option pursuant to clause 5.8 completion of the purchase of some of the Shares and/or the Marlin Assets and Emess Assets will not affect the rights of the Purchaser with respect to the others).

5.8 Subject to clause 3.8 if Completion does not take place on the date set for Completion in clause 5.1 as a result of the Vendor failing to comply fully with any of its obligations under clause 5, the Purchaser may at its option (but without prejudice to any other right or remedy it may have) by notice in writing to the Vendor elect to proceed to Completion in so far as reasonably practicable.

6.       COMPLETION STATEMENT AND ADJUSTMENTS TO PURCHASE PRICE
6.1 As soon as possible after Completion the Purchaser shall prepare a statement (the "Statement") showing:
         (a) as at the close of business on date of Completion the Marlin Net Assets and the Emess Net Assets in accordance with the principles referred to in clause 6.2;
         (b) a consolidated profit and loss account of the Brilliant Group for the period starting on the day after the Latest Accounting Date and ending close of business on the date of Completion and a consolidated balance sheet of the Brilliant Group as at the date of Completion and all attached notes prepared in accordance with the principles referred to in clause 6.3; and during the preparation of the Statement the Vendors Accountants shall be consulted as appropriate.

6.2 Except as provided in Schedule 6 (which, in the event of any conflict, shall override the provisions of this clause 6.2), the Marlin Net Assets and the Emess Net Assets shall be calculated and the profit and loss account, balance sheet and notes shall be prepared on a basis consistent with the same accounting principles, policies and practices that are normally adopted in the preparation of the Business Accounts and otherwise prepared in accordance with the requirements of generally accepted accounting principles in the United Kingdom.
6.3 Except as provided in Schedule 6 (which, in the event of any conflict, shall override the provisions of this clause 6.3), the accounts referred to in clause (b) in relation to each member of the Brilliant Group shall be prepared on a basis consistent with and using the same accounting principles, policies and practices, that are normally adopted in the preparation of the Brilliant Accounts and otherwise prepared in accordance with the requirements of generally accepted accounting principles in the United Kingdom.
6.4 The Purchaser shall or shall procure that within 30 days after Completion there is submitted to the Vendor the Statement and working papers prepared in accordance therewith. The Vendor shall or shall procure that within 30 days of receipt of the Statement and working papers it or the Vendor's Accountants on its behalf certify whether or not they agree with the Statement. The Purchaser shall procure that the Vendor and the Vendor's Accountants are given all such assistance and access to all such information as they may reasonably require in order to enable them to prepare their certificate for the purposes of this clause 6.4.
6.5 If the Vendor or the Vendor's Accountants certify their agreement with the Statement, it shall constitute the Completion Statement. If the Vendor or the Vendor's Accountants certify that they disagree with the Statement, then the provisions of clause 6.6 shall apply and the decision of the independent firm of chartered accountants produced in accordance with clause 6.6 shall constitute the Completion Statement. If the Vendor nor the Vendor's Accountants do not give the Purchaser the certificate required by clause 6.4 within the prescribed time limit, the statement shall constitute the Completion Statement, provided always that, in the event that the time limits prescribed in this clause 6 are varied by written agreement between the parties to this Agreement, the provisions of this clause 6 shall apply as if the varied dates were those prescribed hereunder.
6.6 If any dispute arises between the parties as to the amount of consideration payable under clause 4 or between the Vendor or the Vendor's Accountants and the Purchaser or the Purchaser's Accountants as to any matter to be included in the Completion Statement either party may give notice that a dispute exists (a "DISPUTE NOTICE") to the other party and if the parties have not resolved the dispute within 10 Business Days of the date of receipt of the Dispute Notice by the other party, the following provisions shall apply. Either party may refer the dispute to an independent firm of chartered accountants agreed by the parties or in default of agreement within 20 Business Days of the date of the Dispute Notice, an independent firm of chartered accountants nominated by the President for the time being of the Institute of Chartered Accountants in England and Wales (the "EXPERT"), with a request that the Expert make a decision on the dispute within 20 Business Days of receiving the reference. In any reference, the Expert shall act as an expert and not as an arbitrator. The decision of the Expert shall, in the absence of fraud or manifest error, be final and binding on both parties. The costs of the Expert shall be borne equally by the parties.

7.       WARRANTIES
7.1 The Vendor warrants to the Purchaser in the terms of the Warranties. Each of the Warranties shall be deemed to have been repeated immediately prior to Completion by reference to the facts then existing.
7.2 The Vendor acknowledges that the Purchaser is entering into this Agreement in reliance upon each of the Warranties.
7.3 The Warranties shall be qualified by reference to those matters fairly disclosed in the Disclosure Letter. A matter shall only be regarded as having been fairly disclosed in relation to any document received by the Purchaser or its advisers after 5 pm on Tuesday, 23 May 2000 if the importance of the matter has been brought to the attention of the Purchaser in the Disclosure Letter.
7.4 Save in respect of any rights the Vendor may have against the directors, employees, agents or advisers of the Target Group in respect of fraud or fraudulent concealment the Vendor agrees with the Purchaser that it shall waive and not enforce any right which it may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by any officer, employee or adviser of or to the Target Group for the purpose of assisting the Vendor to give any of the Warranties or to prepare the Disclosure Letter.
7.5 Each of the Warranties shall be construed separately and independently and (save where expressly provided to the contrary) shall not be limited or restricted by reference to any of the other Warranties.
7.6 During the period beginning on the execution of this Agreement and ending on the date of Completion the Vendor shall and shall procure that each members of the Vendor's Group shall comply with the provisions of Schedule 7 and the Vendor shall not and shall procure that no member of the Vendor's Group or their respective officers or employees shall, do or allow any act or omission which would constitute a breach of any of the Warranties if the Warranties were given at any time up to the date of Completion.

7.7 The only Warranties given by the Vendor in respect of or relating to the Marlin Property are contained in paragraph 7 of part 1 of Schedule 5 and the only Warranties given by the Vendor in respect of or relating to environmental matters are contained in paragraph 8 of part 1 of
         Schedule 5 and the only Warranties given by the Vendor in respect of or relating to the tax are contained in paragraph 4 of Part 1 of Schedule 5 and Part 2 of Schedule 10.
7.8 The Purchaser warrants to the Vendor in the following terms (which shall remain in full force and effect after Completion):

         (A)      ORGANISATION
         The Purchaser is a corporation duly organised, validly existing and in good standing under the laws of the State of Oklahoma and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted.

         (B)      AUTHORISATION
         The Purchaser has all requisite corporate power to enter into and perform this Agreement, each document to be executed by the Purchaser at or before Completion and the transactions and matters contemplated thereby and has taken all necessary action to authorise the entry into and performance of, and has obtained all applicable governmental, statutory, regulatory or other consents, licences, waivers or exemptions required to empower it to enter into and perform, this Agreement, each document to be executed by the Purchaser at or before Completion and the transactions and matters contemplated thereby.

         (C)      PROPERTY EXECUTION
         The Purchaser's obligations under this agreement and each document to be executed at or before Completion are or when the relevant document is executed, will be enforceable in accordance with their terms, except as the same may be limited by (i) bankruptcy, insolvency, re-organisation, moratorium or similar laws now or hereafter in effect relating to creditors rights generally; and (ii) general equitable principles.

8.       INDEMNITIES
8.1 Subject to the limitations below the Vendor shall fully and effectively indemnify and keep indemnified the Purchaser's Group and any member of the Brilliant (AG Group Excluded) Group against:-

         (A)      Compulsory Remediation Costs and Compulsory Contamination
                  Penalties;
         (B)      Voluntary Remediation Costs.

8.2      [Clause not used.]

8.3 The Purchaser shall inform the Vendor in writing of any Pre-Completion Contamination of which the Purchaser has become aware and any circumstances or state of affairs including any Contamination Claim giving reasonable details of the same which indicates the Vendor may incur liability under 8.1 above giving full written particulars of the same within 21 days of the Purchaser becoming aware of the same PROVIDED that no notification under this clause shall be effective to the extent that it is a general notification that does not relate to and provide details of a specific issue of actual Pre-Completion Contamination;

8.4 No claim under the indemnity at 8.1 above shall be permitted to the extent that:-
         (A) the claim arises from any act or omission of the Purchaser's Group which is not in the ordinary course of business of the relevant company;
         (B) the claim arises as a result of any change in use or development of a Property or any voluntary investigation by or on behalf of the Purchaser's Group (the cost of which is not covered by this Environmental Indemnity), any Affiliated Company and any member of the Brilliant (AG Group Excluded) Group of the state and condition of the soil or groundwater at such Properties;
         (C) the Purchaser's Group is entitled to recover sums otherwise recoverable under the Environmental Indemnity from any other party;
         (D) it is limited by the application of clause 9.2 of this Agreement;
         (E) the claim is in relation to Hazardous Substances which are not Pre-Completion Contamination;
         (F) the claim is increased by or arises as a result of the Purchaser, any Affiliated Company and any member of the Brilliant Group failing to take all reasonable steps to mitigate the claim or to comply with the provisions of this Environmental Indemnity and/or the Agreement;
         (G) the claim arises or is increased by any change in Environmental Law or remediation standards from those in force or followed as at the date of this Agreement;

8.5      No claim under the indemnity at 8.1 above shall be permitted if:-
         (A) notice is given pursuant to 8.3 above in respect of a Property more than four years after the date of Completion and in relation to Former Properties more than six years after the date of Completion;
         (B) the matter in question has been disclosed to any Regulatory Authority or third party by the Purchaser's Group or its agents (save where disclosure is required under the Environmental Law);

8.6 Save to the extent the Operations or a member of the Brilliant (AG Group Excluded) Group would be materially prejudiced, in which case the Purchaser shall retain conduct subject to the Vendor accepting, subject to the terms and limitations of this Environmental Indemnity, liability in relation to any matter for which notice is given pursuant to 8.3 above, the Vendor may at its absolute discretion assume sole conduct of any actual or potential Contamination Claim (and any claim arising against any third party in relation to the same matter (for the purposes of this sub-clause (a "Third Party Claim")) provided that the Vendor keeps the Purchaser informed of the conduct of any such Environmental Claim or Third Party Claim and complies with the reasonable requests of the Purchaser in relation to the conduct of the same;
8.7 Save to the extent where the Operations or a member of the Brilliant (AG Group Excluded) Group would be materially prejudiced, in which case the Purchaser shall retain conduct subject to the Vendor accepting, subject to the terms and limitations of this Environmental Indemnity, liability in relation to any matter for which notice is given pursuant to 8.3 above, the Vendor may at its absolute discretion assume sole conduct of any works which will give rise to Voluntary Remediation Costs or Contamination Claim (and any claim arising against any third party in relation to the same matter (for the purposes of this sub-clause a "Third Party Claim")) provided that the Vendor keeps the Purchaser informed of the conduct of any such Minimum Works and Third Party Claim and complies with the reasonable requests of the Purchaser in relation to the conduct of the same;
8.8 Where the Vendor does not assume conduct under 8.6 or 8.7 above, the Purchaser shall be obliged, in relation to any proposed works for which a claim for Voluntary Remediation Costs may arise, to obtain the agreement of the Vendor that the proposed works constitute the Minimum Works before commencing any such works and in the event of a failure to obtain agreement, then the Vendor and the Purchaser shall jointly appoint an independent environmental consultant to determine what constitutes the Minimum Works whose determination thereof shall be binding on the parties.
8.9 The Vendor shall fully indemnify and keep indemnified the Purchaser and each member of the Purchaser's Group against any liability, loss, damage, penalty, cost or expense (including any reasonable legal and other professional fees) incurred in defending or resolving any actions or claims (civil or criminal) or in appealing against any judgment, notice or award which are suffered or incurred by the Purchaser or any member of the Purchaser's Group which arise out of:-
         (a) any re-organisation of the corporate structure of the Vendor's Group prior to Completion;
         (b) the attachment of CE quality mark stickers attached to lamps manufactured by Marlin Lighting B.V;
         (c) any action taken by the ING Bank to crystallise its right to have a lien on the machinery and goods of the Marlin Lighting B.V. as a result of the repayment of any inter-company indebtedness;
         (d) any right of Mr Levin to subscribe for or sell any interest in the shares of Brilliant (Aust) Pty Limited.

9.       LIMITATIONS ON THE VENDOR'S LIABILITY
9.1 The Vendor shall have no liability whatsoever in respect of any Relevant Claim save in relation to any claim under the Tax Schedule unless and until the amount that would otherwise be recoverable from the Vendor in respect of that Relevant Claim, when aggregated with any other amounts so recoverable in respect of other Relevant Claims, exceeds an aggregate threshold of US$1,000,000 in which event all Relevant Claims including Relevant Claims previously notified, shall be recoverable.

9.2 The aggregate liability of the Vendor in respect of all Relevant Claims which for the purposes of this clause shall include any claim under the Environmental Indemnity shall not exceed the aggregate of the consideration payable under the provisions of clause 4.1.

9.3 The Vendor shall have no liability for any Relevant Claim unless notice in writing of the Relevant Claim (stating in reasonable detail the nature of the Relevant Claim including an estimate of the amount of such claim if practicable) has been given to the Vendor (i) in the case of a claim under the Tax Schedule or a Warranty relating to Tax on or before the seventh anniversary of the date of Completion; and (ii) in the case of any other Relevant Claim, on or before the second anniversary of the date of Completion.

9.4 In respect of clause 9.3 the Vendor shall have no liability for any such Relevant Claim (other than a claim under the Tax Schedule or the Warranties relating to Tax in respect of the sale of Shares) unless (if it has not been previously satisfied, settled or withdrawn) legal proceedings have been instituted in respect of such claim by the due service of process on the Vendor within six months of the date of receipt of the written notice of the Relevant Claim.

9.5 For the purposes of clause 9, "RELEVANT CLAIM" means any claim by an Indemnified Person in respect of breach of any of the Warranties or any claim made under the terms of the Tax Schedule.
9.6 No liability shall attach to the Vendor in respect of any claim under the Tax Schedule to the extent that sums in respect of the matter giving rise to the claim have been recovered under the Warranties and no liability shall attach to the Vendor in respect of any claim under or in connection with the Warranties to the extent that sums in respect of the matter giving rise to the claim have been recovered under the Tax Schedule.
9.7 No liability (whether in contract, tort or otherwise) shall attach to the Vendor in respect of any claim under the Warranties other than the Warranties relating to Tax in respect of the sale of the Shares to the extent that:
         (a) the claim or the events giving rise to the claim would not have arisen but for an act, omission or transaction of the Purchaser's Group otherwise than (i) in the ordinary and proper course of the business of the Target Group or (ii) an act of the Purchaser or any member of the Purchaser's Group at the request of the Vendor or any member of the Vendor's Group;
         (b) the claim is based upon a liability which is contingent only, unless and until such contingent liability becomes an actual liability (provided that nothing in this clause shall prevent notice being given of any Relevant Claim);
         (c) provision or reserve shall have been made in the Accounts or the Completion Statement in respect of the matter giving rise to the claim;
         (d) the claim would not have occurred but for or the amount thereof is increased as a result of:
                  (i) any change in the accounting principles or practices of the Purchaser's Group introduced or having effect after the date of Completion unless the same is introduced to bring the accounting principles and the practices into line with generally accepted accounting principles and practices in the relevant jurisdiction in relation to a business of the type carried on by any member of the Brilliant Group; or
                  (ii) any increase in the rates of taxation made after the date hereof; or
                  (iii) any change in law or regulation or in its interpretation or administration by the courts of any relevant jurisdiction, by the Inland Revenue, the Internal Revenue Service or by any other fiscal, monetary or regulatory authority (whether or not having the force of law) within the relevant jurisdictions;
         (e) the loss or damage giving rise to the claim is recoverable by any member of the Purchaser's Group under any policy of insurance after deduction of the reasonable costs of recovery of the Purchaser or any member of the Purchaser's Group and for such purposes, the Purchaser's Group shall be obliged to use its reasonable endeavours to make such recovery under all available policies of insurance provided that this provision shall not apply to the extent that the relevant member of the Purchaser's Group shall not have recovered under any policy of insurance within 6 months of the date that notice of the Relevant Claim is given to the Vendor;
         (f) the claim relates to a claim or liability for Taxation and would not have arisen but for any winding-up or cessation after Completion of any of the Businesses or part of it except to the extent that such winding-up or cessation is occasioned by the facts or circumstances giving rise to one or more claims under the Warranties.
         (g) No liability will arise and no claim may be made under any of the Warranties to the extent that the matter giving rise to such claim is remediable unless within period of

                  30 Business Days following the Purchaser becoming aware of such matter the Purchaser shall have given written notice thereof to Vendor and such matter shall not have been remedied to the reasonable satisfaction of the Purchaser within the period of 30 Business Days following the date of service of such notice.

9.8      Clause 9.9 shall apply in circumstances where:

         (a) any claim is made against the Purchaser's Group which may give rise to a claim by any member of the Purchaser's Group against the Vendor under the Warranties other than the Warranties relating to Tax in respect of the sale of Shares (the "GENERAL WARRANTIES"); or
         (b) the Purchaser's Group is or may be entitled to make recovery from some other person any sum in respect of any facts or circumstances by reference to which any member of the Purchaser's Group has or may have a claim against the Vendor under the General Warranties; or
         (c) the Vendor shall have paid to any member of the Purchaser's Group an amount in respect of a claim under the General Warranties and subsequent to the making of such payment the Purchaser's Group becomes or shall become entitled to recover from some other person a sum which is referable to that payment. For the avoidance of doubt any claim under the Warranties relating to Tax in respect of the sale of shares shall be governed by clause 1 of part 4 of Schedule 10.

9.9 The Purchaser shall and shall procure after Completion that the Purchaser's Group shall:
         (a) without prejudice to the validity of the claim or alleged claim in question and subject to the Purchaser's Group being indemnified to the reasonable satisfaction of the Purchaser by the Vendor against all reasonable costs and expenses which may properly be incurred by reason of such action) promptly and diligently take all such action as the Vendor may reasonably request including the institution of proceedings and the instruction of professional advisers approved by the Vendor to act on behalf of the Purchaser's Group to avoid, dispute, resist, compromise, defend or appeal against any such claim against the Purchaser's Group as is referred to in clause (a) or to make such recovery by the Purchaser's Group as is referred to in clause (b) or clause (c) as the case may be; and
         (b) not settle or compromise any liability or claim to which such action is referable without the prior written consent of the Vendor which consent shall not be unreasonably withheld or delayed; and
         (c) in the case of clause (c) only, promptly repay to the Vendor an amount equal to the amount so recovered or, if lower, the amount paid by the Vendor to the Purchaser.

9.10 Save as expressly provided in this Agreement the Purchaser shall not Agreement the Purchaser shall not have any right to rescind or terminate this Agreement or any other documents referred to in this Agreement either for breach of contract or for negligent or innocent misrepresentation or otherwise.
9.11 Without prejudice to the validity of any claim or alleged claim in the event that the Vendor at any time after the date hereof shall wish to take out insurance against its liability hereunder the Purchaser undertakes to provide such information as the prospective insurer may reasonably require before effecting such insurance.
9.12 The Purchaser will take or procure the taking of all such reasonable steps and action as are necessary in order to mitigate any claim under the Warranties. Nothing in this agreement shall or shall be deemed to relieve the Purchaser of any common law duty to mitigate any loss or damage incurred by it.

9.13 The Purchaser warrants that as at the date hereof it has no knowledge of any facts which it is aware will or could with reasonable certainty give rise to a claim against the Vendor under the Warranties.

10.      LIABILITIES
10.1 Subject to clauses 10.3 and 11, the Vendor shall or shall procure that the relevant Asset Vendor shall:
         (a) save in relation to matters covered under the Environmental Indemnity or the Environmental Warranties continue to be responsible for, and shall duly and promptly pay and discharge, all debts payable by the relevant Asset Vendor and claims by and liabilities to third parties outstanding against the relevant Asset Vendor as at the date of Completion or arising by reason of the operation of the Marlin Business or the Emess Lighting Business (as appropriate) or any act or omission by the Asset Vendor or any fact, event or condition existing on or before the date of Completion except for such debts, claims or liabilities that are assumed by the Purchaser in the assumption of liabilities agreement and the Trade Credits; and
         (b) save in relation to matters covered under the Environmental Indemnity or the Environmental Warranties indemnify the Purchaser against all losses, liabilities and costs which the Purchaser may incur arising out of, or as a consequence of, the ownership or operation of the Marlin Business or Marlin Assets or the Emess Lighting Business or Emess Assets before the date of Completion (including, without limitation, all losses, liabilities and reasonable costs incurred as a result of defending or settling any claim (a "SPECIFIED CLAIM") alleging any such liability) other than those arising out of the breach by the Vendor of any of the Warranties or other provisions of this Agreement and except for such losses, liabilities and costs that are assumed by the Purchaser in the assumption of liabilities agreement and the Trade Credits.

10.2     Subject to clauses 10.3, and 11 the Purchaser shall:
         (a) be responsible for all Trade Credits and debts falling due after the date of Completion in respect of the Marlin Business and Marlin Assets and the Emess Lighting Business and Marlin Assets; and
         (b) indemnify the Vendor and the Asset Vendor against all losses, liabilities and reasonable costs which the Vendor and the Asset Vendor may incur to the extent arising out of, or as a consequence of, the ownership or operation of the Marlin Business or Marlin Assets of the Emess Lighting Business and Emess Assets or the Trade Credits after the date of Completion (including, without limitation, all losses, liabilities and costs incurred as a result of defending or settling any claim (a "SPECIFIED CLAIM") alleging any such liability).

10.3 If either party (the "INDEMNIFIED PARTY") becomes aware of any matter which might give rise to a Specified Claim, the following provisions shall apply:
         (a) the Indemnified Party shall immediately give written notice to the other party (the "INDEMNIFYING Party") of the matter (stating in reasonable detail the nature of the matter and (including the grounds on which such claim is based and the amount claimed to be payable in respect thereof and shall consult with the Indemnifying Party with respect to the matter. If the matter has become the subject of any proceedings the Indemnified Party shall give the notice within sufficient time to enable the Indemnifying Party time to contest the proceedings before any final judgment;

         (b)      the Indemnified Party shall:
                  (i) take such action and institute such proceedings, and give such information and assistance, as the Indemnifying Party or its insurers may reasonably request to:
                           (A)      dispute, resist, appeal, compromise, defend,
                                    remedy or mitigate the matter; or
                           (B)      enforce against any person (other than the
                                    Indemnifying Party) the rights of the
                                    Indemnified Party or its insurers in
                                    relation to the matter; and
                  (ii) in connection with any proceedings related to the matter (other than against the Indemnifying Party) use professional advisers nominated by the Indemnifying Party or its insurers and, if the Indemnifying Party so requests, allow the Indemnifying Party or its insurers the exclusive conduct of the proceedings, in each case on the basis that the Indemnifying Party shall fully indemnify the Indemnified Party for all reasonable costs incurred as a result of any request or nomination by the Indemnifying Party or its insurers;

         (c) if the Purchaser is the Indemnified Party, clause (b) shall not apply if the request or nomination by the Vendor would in the Purchaser's reasonable opinion materially prejudice its relationship with any customer or supplier either of the Businesses;
         (d) the Indemnified Party shall not admit liability in respect of or settle the matter without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed.

11.      CONTRACTS
11.1 Subject to clause (c), after Completion the Purchaser shall perform or shall procure the performance of all the obligations under the Contracts in a proper and workmanlike manner and shall indemnify the Vendor and each member of the Vendor's Group against all losses, liabilities and costs which the Vendor or any member of the Vendor's Group may incur arising out of, or as a consequence of, the performance of the Purchaser's obligations under each Contract to the extent that the loss, liability or cost is attributable to any act, default or omission of the Purchaser or any member of the Purchaser's Group after the date of Completion (including, without limitation, all losses, liabilities and costs incurred as a result of defending or settling any claim alleging any such liability).
11.2 The Vendor shall indemnify the Purchaser and each member of the Purchaser's Group against all losses, liabilities and costs which the Purchaser or any member of the Purchaser's Group may incur arising out of, or as a consequence of the performance by the Vendor and/or the Asset Vendor of the Vendor's obligations or the obligations of any member of the Vendor's Group under each Contract to the extent that the loss, liability or cost is attributable to any act, default or omission of the Vendor or any member of the Vendor's Group (including, without limitation, all losses, liabilities and costs incurred as a result of defending or settling any claim alleging any such liability).
11.3 If any of the Contracts cannot be transferred to the Purchaser or to a member of the Purchaser's Group except by an assignment made with the consent of another party or by an agreement of novation, then the following provisions shall apply:

         (a) this Agreement shall not constitute an assignment or an attempted assignment of the Contract if the assignment or attempted assignment would constitute a breach of the Contract;
         (b) both before and after Completion the parties shall use their respective reasonable endeavours to obtain the consent of the other party to the assignment, or to procure the novation, of the Contract;
         (c) until the consent or novation is obtained, the Vendor shall do or shall procure that the relevant Asset Vendor shall do all such acts and things as the Purchaser may reasonably require to enable due performance of the Contract and to provide for the Purchaser or the relevant member of the Purchaser's Group the benefits of the Contract (including enforcement at the cost and for the account of the Purchaser of any right of the Vendor or the relevant Asset Vendor against the other party to the Contract arising out of its termination by the other party or otherwise); and
         (d) if the arrangements in clauses (b) and (c) cannot be made in respect of the Contract the parties shall use their respective reasonable endeavours to procure that the Contract is terminated without liability to either of them and neither the Vendor nor the Purchaser nor any member of their respective Groups shall have any further obligation to the other relating to the Contract except that the Vendor shall forthwith repay or procure the repayment to the Purchaser any amount paid by the Purchaser to the Vendor in respect of any such Contract.
         (e) this clause 11.3 is without prejudice to the rights of the Purchaser in respect of any Contract which the Vendor has warranted is assignable, or may be performed by the Purchaser in substitution for the Vendor, or the Asset Vendor without an agreement of novation.

12.      EMPLOYEES AND PENSIONS

12.1 The parties accept and agree that at Completion the Transfer Regulations shall operate to transfer the contract of employment of each Marlin Employee to the Purchaser.
12.2 The Vendor will perform and discharge all employer's obligations in respect of each Marlin Employee due to be performed or discharged prior to Completion (which shall for the avoidance of doubt include, but not be limited to payment of salary, bonus, commission, pension contributions and taxes arising out of the employment relationship).
12.3 The parties acknowledge and agree that pursuant to the Transfer Regulations the contracts of employment between the Vendor and the Marlin Employees will with effect from completion have effect as if originally made between the Purchaser and the Marlin Employees.
12.4 Before Completion the Vendor will inform and consult with representatives of its employees who will be affected by this Agreement, in accordance with its obligations under the Transfer Regulations.
12.5 Prior to Completion the Vendor will deliver to each of the Marlin Employees a letter in terms to be agreed with the Purchaser informing them that the Purchaser is to become their employer upon Completion.
12.6 In the event that any person (whether or not a Marlin Employee or an Emess Employee) brings a claim against the Vendor and/or the Purchaser or any member of their respective Groups arising out of or in connection with or alleging the transfer or termination of that person's employment, the Vendor and the Purchaser shall give to each other as soon as practicable after any request thereof all information which may reasonably be relevant to such claim and shall render to each other such assistance and co-operation as either shall reasonably require in contesting, settling or dealing with any such claims.

12.7 The Vendor shall not terminate or in any way amend (whether orally or in writing and whether expressly or impliedly) the contracts of employment of any of the Marlin Employees without the prior written consent of the Purchaser, such consent not to be unreasonably withheld or delayed.
12.8 The Vendor shall fully indemnify the Purchaser and keep the Purchaser fully indemnified against each and every action, proceeding, liability, cost, claim, loss, expense (including legal expenses and other professional fees together with any VAT thereon) and demand arising out of or in connection with any claim by the Marlin Employees (or any of them) and/or their representatives whether in contract or in tort or under statute (including the Treaty of Rome and any Directives made under the authority of that Treaty) for any remedy including without limitation pursuant to the Transfer Regulations (including without limitation, Regulation 10 save to the extent that any failure to comply with the terms of Regulation 10 is a consequence of the Purchaser's failure to comply with Regulation 10 (3)) or the Employment Rights Act 1996 or for unfair dismissal, redundancy, statutory redundancy, equal pay, sex or race or disability discrimination or under the Working Time Regulations 1998 or under the National Minimum Wage Act 1998 as a result of any act or omission by any person (other than the Purchaser or any officers, employees or advisers of the Purchaser's Group) before or at Completion (including without limitation the termination of their employment by the Vendor or the relevant Asset Vendor and including without limitation anything done or omitted to be done by the Vendor or the relevant Asset Vendor which is deemed to have been done by the Purchaser or any member of the Purchaser's Group by virtue of the Regulations).
12.9 The Purchaser shall fully indemnify the Vendor and each member of the Vendor's Group and keep the Vendor and each member of the Vendor's Group fully indemnified against each and every action, proceeding, liability, cost, claim, loss, expense (including legal expenses and other professional fees together with any VAT thereon) and demand arising out of or in connection with any claim by the Marlin Employees (or any of them) and/or their representatives whether in contract or in tort or under statute (including the Treaty of Rome and any Directives made under the authority of that Treaty) for any remedy including without limitation pursuant to the Transfer Regulations or the Employment Rights Act 1996 or for unfair dismissal, redundancy, statutory redundancy, equal pay, sex or race or disability discrimination or under the Working Time Regulations 1998 or under the National Minimum Wage Act 1998 as a result of any act or omission by the Purchaser or any member of the Purchaser's Group at or after Completion (including without limitation the termination of their employment by the Purchaser or any member of the Purchaser's Group)
12.10 The Vendor shall fully indemnify the Purchaser and each member of the Purchaser's Group and keep the Purchaser and each member of the Purchaser's Group fully indemnified against each and every action, proceeding, liability, cost, claim, loss, expense (including legal expenses on an indemnity basis and other professional fees together with any VAT thereon) and demand arising out of or in connection with any claim by any person who is not a Marlin Employee who shall claim to have become an employee of or have rights against the Purchaser or any member of the Purchaser's Group by virtue of the Transfer Regulations and/or their representatives whether in contract or in tort or under statute (including the Treaty of Rome and any Directives made under the authority of that Treaty) for any remedy including without limitation pursuant to the Transfer Regulations (including without limitation Regulation 10) or the Employment Rights Act 1996 or for unfair dismissal, redundancy, statutory redundancy, equal pay, sex or race or disability discrimination or under the Working Time Regulations 1998 or under the National Minimum Wage Act 1998

         (including without limitation claims relating to anything done or omitted to be done by the Vendor or any member of the Vendor's Group which is deemed to have been done by the Purchaser or any member of the Purchaser's Group by virtue of the Regulations).
12.11 As soon as practicable after Completion the Vendor shall deliver to the Purchaser either originals or (if originals no longer exist or are not under the Vendor's custody or control or that of any member of the Vendor's Group) copies of all records in relation to taxes arising out of the employment relationship and of any other documents or records (including, but not limited to, personnel records and files) which concern or are relevant to the Marlin Employees and which are in the possession or control of the Vendor or any member of the Vendor's Group.
12.12 The Vendor and the Purchaser shall implement the pension arrangements set out in Schedule 8.
12.13 With respect to the Emess Employees the Purchaser shall assume such obligations of Emess Lighting with respect thereto as shall reflect normal custom and practice.

13.      VALUE ADDED TAX
13.1 The parties shall use their respective reasonable endeavours to secure that the transfer of the Marlin Assets under this Agreement is treated under act 5(1) of the Value Added Tax (Special Provisions) Order 1995 and sections 49 VATA as neither a supply of goods nor a supply of services.
13.2 Notwithstanding clause 13.1 if value added tax is chargeable on the transfer of any of the Marlin Assets under this Agreement, the Purchaser shall (against delivery of tax invoices in respect of the Marlin Assets) pay the amount of the value added tax in addition to the consideration in respect of the Marlin Assets payable under clause 4.
13.3 At Completion the Vendor shall deliver or shall procure that there is delivered to the Purchaser all records referred to in section 49 of the VATA. After Completion the Vendor shall not and shall procure that each member of its Group shall not make any request to H.M. Customs and Excise for the records to be taken out of the custody of the Purchaser. During the period for which the records are required to be preserved under paragraph 6 of Schedule 11 to the VATA (duty to keep records), the Purchaser shall give the Vendor and any relevant member of its Group reasonable access to the records for the purpose of inspecting the records and making copies of them.
13.4 In the event that HM Customs and Excise determine that VAT is chargeable on the sale of the Marlin Business and the Marlin Assets hereunder then the Vendor shall immediately notify the Purchaser of such determination and the Vendor agrees that such Value Added Tax (and any interest or penalties thereon to the extent that the same was caused by a delay by the Purchaser in paying such VAT having been presented with a valid invoice or to the extent that such VAT or interest or penalties thereon is caused by the Purchaser being wholly or partly in breach of clause 13.5) shall be in addition to the consideration and the Purchaser shall (against production by the Vendor of VAT invoices in respect thereof) pay the amount of any such VAT (and any interest or penalties thereon to the extent that the same was caused by a delay by the Purchaser in paying such VAT having been presented with a valid invoice or to the extent that such VAT or interest and penalties thereon is caused by the Purchaser being wholly or partly in breach of clauses 13.5 within 10 business days after receipt of such notification to the Vendor.
13.5 The Purchaser warrants that at Completion it will be taxable person for the purposes of article 5(1) of the Value Added Tax (Special Provisions) Order 1995 and further that it will use the assets acquired under this Agreement for the purposes as carrying on the same kind of business as carried on by the Vendor and that it has elected to waive the exemption pursuant to paragraph 2 of Schedule 10 of the VATA in respect of the relevant Marlin Properties and shall properly notify HM Customs and Excise of such election before the date of Completion.
13.6 All transfer taxes and sales taxes incurred in connection with the transfer of Emess Lighting Business and Emess Property shall be borne by the Purchaser. Emess Lighting Inc. and the Purchaser (and its relevant Affiliated Companies) shall co-operate to file all tax returns and other documentation as required by law and to obtain all applicable exemptions by filing required certificates or otherwise. Notwithstanding the foregoing, the Vendor and the Purchaser acknowledge that Emess Lighting Inc. may not comply with any requirements relating to a bulk sale notice for tax purposes.

14.      POST-COMPLETION OBLIGATIONS
14.1 As from Completion until title in the Marlin Assets and Emess Assets have effectively been vested in the Purchaser the Vendor shall hold or shall procure that the Asset Vendor shall hold the Marlin Assets and Emess Assets in trust for the Purchaser.
14.2 For a period of six years from Completion the Purchaser shall procure that at all reasonable times during usual business hours the Business Records are open to the inspection of the Vendor and the relevant member of the Vendor's Group, their respective employees and agents and such other persons as may be authorised by the Vendor who may take, at the Vendor cost, such copies of the Business Records as the Vendor may reasonably require. For a period of six years from Completion the Vendor shall procure that at all reasonable times during usual business hours any brought and sold ledgers, purchase and sales day books and purchase and sales invoices and other books and records relating to the Target Group retained by it or any member of the Vendor's Group shall be open to the inspection of the Purchaser, its employees and agents and such other persons as may be authorised by the Purchaser who may take, at the Purchaser's cost, such copies of those Business Records as the Purchaser may reasonably require.
14.3 Each party shall forthwith pass to the other any payment, notice, correspondence, information or enquiry in relation to each of the Marlin Business, the Emess Lighting Business, or the Marlin Assets and the Emess Lighting Assets or any member of the Brilliant Group or in relation to the Brilliant Business which it or any member of its Group receives after Completion and which properly belongs to the other party or any member of the other party's Group.
14.4 At or as soon as practicable after Completion the parties shall send a joint letter in the agreed form to each customer, client and supplier of the Marlin Business and the Emess Lighting Business advising it of the purchase of the Marlin Business and the Emess Lighting Business by the Purchaser.
14.5 For a period of up to six months after Completion the Vendor shall give to or shall procure the giving to the Purchaser, subject to the payment by the Purchaser of any direct costs involved, such information and assistance as the Purchaser may reasonably require relating to each of the Businesses.

15.      CONFIDENTIAL INFORMATION
15.1     The Vendor shall:

         (a) not, and shall procure that no member of the Vendor's Group will, at any time after the date of this Agreement use or disclose to any person any Confidential Information or Know-How or Brilliant Know-How which may be within or may come to its knowledge; and

         (b) use its, and shall procure that each member of the Vendor's Group will use its, best endeavours to prevent the disclosure of any Confidential Information or Know-How or Brilliant Know-How.

15.2     clause 15.1 shall not apply to:
         (a) disclosure of any Confidential Information or Know-How or Brilliant Know-How to officers or employees of the Purchaser whose province it is to know about the Confidential Information or Know-How or Brilliant Know-How on terms that this clause 15 shall apply to any use or disclosure by the employee or officer;
         (b) use or disclosure of any Confidential Information or Know-How or Brilliant Know-How required by law or the London Stock Exchange or any other recognised exchange;
         (c) disclosure of any Confidential Information or Know-How or Brilliant Know-How to any professional adviser for the purpose of advising the Vendor on terms that this clause 15 shall apply to any use or disclosure by the professional adviser; or
         (d) any Confidential Information or Know-How or Brilliant Know-How which comes into the public domain otherwise than by breach of this clause 15 by the Vendor their employees, officers or professional advisors.

16.      FURTHER VENDOR'S UNDERTAKINGS

16.1 At Completion or as soon as practicable thereafter the Vendor shall procure that the names of its relevant subsidiaries are changed so as not to include any of the words "Marlin", "Brilliant" or "Alsy" and shall co-operate with the Purchaser in ensuring that the Purchaser is able to simultaneously change the name of its relevant subsidiaries to include the words "Marlin", "Brilliant" or "Alsy" as the case may be. The Vendor acknowledges the reputation and goodwill is attached to the names "Marlin", "Brilliant" and "Alsy" and that the Purchaser is acquiring all rights in that name pursuant to this Agreement. The Vendor shall not and shall procure that no member of the Vendor's Group will at any time after Completion, directly or indirectly, use, or authorise, encourage, allow or assist any person to use any of the name or names identical or confusingly similar to "Marlin", "Brilliant" or "Alsy") in connection with any activity whatsoever. The Purchaser or its nominee, as the case may be, is permitted to use the name "Emess" in relation to the Emess Lighting Business for a period of 3 months immediately after the date of Completion.
16.2 Save that the Purchaser acknowledges that the business carried on in the names of Poole Lighting and Cresswell Lighting have been and may continue to be engaged in the sale of products which compete with those of the Purchaser and of the Businesses and of the Brilliant Business and the Vendor shall not, and shall procure that no member of the Vendor's Group nor any successor to its or their business other than each of the Businesses and the Brilliant Businesses will, for a period of three years after this Agreement, either alone or jointly with, through or as manager, adviser or agent for any persons, directly or indirectly;
         (a) solicit with a view to offering employment or an engagement on behalf of itself or any other person or organisation any of the staff employed in the Businesses or the Brilliant Business in the 12 months before the date of this Agreement without the prior consent in writing of the Purchaser save that nothing in this clause (a) shall prevent the Vendor or any member of the Vendor's Group from making an offer of employment to any member of staff of the Businesses of the Brilliant Group who applies in response to a general public advertisement;

         (b) disclose or use to its advantage or to the disadvantage of the Purchaser any information about the Businesses or the Brilliant Business or any member of the Brilliant Group or any Intellectual Property or of other confidential information about the Businesses and/or the Brilliant Business or their finances or transactions;
         (c) carry on, promote or be engaged, concerned or interested in, or assist, any business which competes, directly or indirectly, with the business of Eclatec SA or the Marlin Business as carried on at the date of this Agreement in any territory in which the business of Eclatec SA or the Marlin Business was carried on at that date;
         (d) in competition with the Businesses or the Brilliant Businesses as carried on at the date of this Agreement engage in commercial activity intended to procure orders from customers located in the United States of America.

17.      ANNOUNCEMENTS
17.1 Subject to clause 17.2, no public announcement, communication or circular concerning the transactions referred to in this Agreement shall be made or despatched at any time (whether before or after Completion) by either party without the prior written consent of the other party (such consent not to be unreasonably withheld or delayed).
17.2 Where the announcement, communication or circular is required by law or any regulation or rule of any stock exchange or regulatory body it shall be made by a party after consultation with the other party (where practicable) and taking into account the reasonable requirements (as to timing, contents and manner of making or despatch of the announcement, communication or circular) of the other party.

18.      COSTS
         Except as otherwise expressly provided in this Agreement, each party shall pay its own costs of and incidental to the negotiation, preparation, execution and implementation by it of this Agreement and of all other documents referred to in it.

19.      ENTIRE AGREEMENT
         Each party on behalf of itself and as agent for each of its Affiliated Companies acknowledges and agrees with the other party (each such party acting on behalf of itself and as agent for each of its Affiliated Companies) that:

19.1 this agreement together with any other documents referred to in this agreement (together the "TRANSACTION DOCUMENTS") constitute the entire and only agreement between the parties and their respective Affiliated Companies relating to the subject matter of the Transaction Documents;
19.2 neither it nor any of its Affiliated Companies have been induced to enter into any Transaction Document in reliance upon, nor have they been given, any warranty, representation, statement, assurance, covenant, agreement, undertaking, indemnity or commitment of any nature whatsoever other than as are expressly set out in the Transaction Documents and, to the extent that any of them have been, it (acting on behalf of itself and as agent on behalf of each of its Affiliated Companies) unconditionally and irrevocably waives any claims, rights or remedies which any of them might otherwise have had in relation thereto;

         PROVIDED THAT the provisions of this clause 19 shall not exclude any liability which any of the parties or, where appropriate, their Affiliated Companies would otherwise have to any other party or, where appropriate, to any other party's Affiliated Companies or any right which any of them may have in respect of any statements made fraudulently by any of them prior to the execution of this Agreement or any rights which any of them may have in respect of fraudulent concealment by any of them.

20.      FURTHER ASSURANCE
20.1 At any time (whether before or after Completion) each party shall (at its own cost) do and execute, or procure to be done and executed, all necessary acts, deeds, documents and things as may be reasonably requested of it by the other party to give effect to this Agreement.
20.2 Pending Completion the Vendor shall give the Purchaser and any person authorised by it reasonable access to the Properties and the Business Records and the Brilliant Records other than in relation to the AG Group (including the right to take copies at the Purchaser's cost) and the Vendor shall procure that the directors and employees of the Target Owners other than AG Group will promptly give such information and explanations as the Purchaser or any authorised person may reasonably request.

21.      GENERAL
21.1 No variation of this Agreement or of any of the documents in the agreed form shall be valid unless it is in writing and signed by or on behalf of each of the parties.
21.2 The failure to exercise or delay in exercising a right or remedy under this Agreement shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.
21.3 The rights and remedies of the Purchaser provided in this Agreement are cumulative and not exclusive of any rights and remedies provided by law.
21.4 The invalidity, illegality or unenforceability of any provision of this Agreement shall not affect or impair the continuation in force of the remainder of this Agreement.
21.5 Except to the extent that they have been performed and except as expressly provided in this Agreement the Warranties, indemnities, undertakings, and obligations contained in this Agreement shall remain in full force and effect notwithstanding Completion.

22.      ASSIGNMENT AND RELEVANT PURCHASER
22.1 Neither party shall assign or transfer or purport to assign or transfer any of its rights or obligations under this Agreement except that either party may assign to an Affiliated Company the benefit of all or any of the other party's obligations under this Agreement provided however that such assignment shall not be absolute but shall be expressed to have effect only for so long as the assignee remains an Affiliated Company.
22.2 In the event that the Purchaser shall nominate a Relevant Purchaser to acquire part or the whole of the Target Group any reference to the Purchaser shall be deemed to be to the Relevant Purchaser as appropriate.
22.3 In the event that the Asset Vendor proposes to reorganise the ownership within the Vendor's Group of any Assets the Purchaser shall not unreasonably withhold its consent and after such reorganisation the Asset Vendor shall be regarded as including in addition the transferor in respect of such Assets.

23.      NOTICES
23.1 Any notice or other communication under or in connection with this Agreement shall be in writing and shall be delivered personally or sent by first class post pre-paid recorded delivery (and air mail if overseas) or by fax, to the party due to receive the notice or communication at its address set out in this Agreement or such other address as either party may specify by notice in writing to the other.
23.2 In the absence of evidence of earlier receipt, any notice or other communication shall be deemed to have been duly given:
         (a) if delivered personally, when left at the address referred to in clause 23.1;
         (b) if sent by mail other than air mail, two days after posting it;
         (c)      if sent by air mail, six days after posting it; and
         (d)      if sent by fax, on completion of its transmission.

24.      GOVERNING LAW AND JURISDICTION
24.1 This Agreement is governed by, and shall be construed in accordance with, English law.
24.2 Each party irrevocably agrees for the benefit of the Purchaser that the courts of England shall have exclusive jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Agreement (respectively, "PROCEEDINGS" and "DISPUTES") and, for such purposes, irrevocably submits to the jurisdiction of the courts of England.
24.3 Each party irrevocably waives any objection which it might at any time have to the courts of England being nominated as the forum to hear and determine any Proceedings and to settle any Disputes and agrees not to claim that the courts of England are not a convenient or appropriate forum.
24.4 Each party agrees that the process by which any Proceedings are begun in England may be served on any of the Vendor by being delivered to Company Secretary, Emess plc at Ariel House, 74A Charlotte Street, London W1P 1LR and may be served on the Purchaser by being delivered to the Purchaser's Solicitors. Nothing contained in this clause 24.4 shall affect the right to serve process in any other manner permitted by law.
24.5 The submission to the jurisdiction of the courts of England shall not (and shall not be construed so as to) limit the right of the Purchaser to take Proceedings against the Vendor in any other court of competent jurisdiction, nor shall the taking of Proceedings by the Purchaser in any one or more jurisdictions preclude the Purchaser taking Proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

25.      COUNTERPARTS
         This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all the counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF this Agreement has been duly entered in to on the day and year first above written.

SCHEDULES

/s/ NIGEL SINGER
----------------
SIGNED by Nigel Singer
duly authorised for and on behalf of
EMESS PLC in the presence of:
Robert Ogilvy Watson
Broadwalk House
5 Appold Street
London
EC2A 2HA

/s/ ANDY SMITH
--------------
SIGNED by Andy Smith
duly authorised for and on behalf of
SLI INC in the presence of:
Robert Ogilvy Watson
Broadwalk House
5 Appold Street
London
EC2A 2HA